EXHIBIT 1

AGREEMENT OF JOINT FILING

The undersigned hereby agree that the attached Schedule 13D/A, together with any and all amendments thereto, is filed on behalf of each of us, pursuant to Rule 13d-1 of the General Rules and Regulations of the Securities and Exchange Commission. This Agreement may be executed in several counterparts, each of which may be deemed to be an original, but all of which together will constitute one and the same Agreement.

Date:	January 18, 2007

Mr. Nassef Sawiris
Signature:	/S/ NASSEF SAWIRIS

NNS Holding
By:	Mr. Nassef Sawiris
Title:	Sole Director
Signature:	/S/ NASSEF SAWIRIS